EXHIBIT 99

NEWS RELEASE

One Tellabs Center	FOR IMMEDIATE RELEASE
1415 West Diehl Road	July 21, 2004
Naperville, Illinois 60563 U.S.A.
Tel: +1.630.798.8800
Fax: +1.630.798.2000	MEDIA CONTACT:
www.tellabs.com	Ariana Nikitas
+1.630.798.2532
ariana.nikitas@tellabs.com

INVESTOR CONTACT:
Tom Scottino
+1.630.798.3602
tom.scottino@tellabs.com

Tellabs second-quarter revenue grows 30% to $304 million,
driving profits to $50 million

Naperville, Ill. — Tellabs today reported second-quarter 2004 revenue of $304 million, up 30% from $234 million in the second quarter of 2003. On a GAAP basis, Tellabs earned 12 cents per share or $50 million in the second quarter of 2004. Excluding net restructuring and other charges of one cent per share or $3.5 million, Tellabs’ earnings were 13 cents per share or $53 million.

“Continuing strong demand for our products, combined with the benefits of restructuring and expense control, are driving growth and profitability at Tellabs,” said Krish A. Prabhu, Tellabs president and chief executive officer. “We are making solid progress in new product development and customer fulfillment, which will strengthen Tellabs’ position as a strategic, global supplier leading the industry shift to broadband.”

Transport—Revenue from transport systems, the company’s core products, totaled $161 million, up 74% from $93 million in the second quarter of 2003, primarily driven by strong wireless demand.

Managed Access—Revenue from managed access systems was $76 million, down 10% from $85 million in the second quarter of 2003, primarily a result of lower sales of circuit-based cable telephony.

Broadband Data—Revenue of broadband data products was $2 million. The company recently introduced the Tellabs® 8600 managed edge system, which shipped to its first customer this month.

Voice Quality Enhancement—Revenue from voice-quality enhancement and other systems amounted to $24 million, up 36% from $18 million in the second quarter of 2003.

Services and Solutions—Services and solutions revenue was $41 million, up 4% from $39 million in the second quarter of 2003.

On a GAAP basis, operating expenses were $120 million in the quarter, including a restructuring credit of $2 million.

Tellabs’ proposed acquisition of AFC (NASDAQ: AFCI) continues to progress, as the Federal Trade Commission has granted early termination of its Hart-Scott-Rodino review. On June 23, 2004, Tellabs filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (SEC), which is available on the SEC’s web site. This document is currently under review by the SEC. The SEC may have comments and suggested revisions to the document before it is finalized. When the comment and response process has concluded, the finalized joint proxy statement/prospectus contained in the Form S-4 will be sent to both companies’ stockholders in connection with the stockholder meetings that will be held to approve the transaction. It is anticipated that the closing would occur promptly after these meetings, assuming both companies’ stockholders approve the merger. The companies currently anticipate closing the merger before the end of October 2004.

Simultaneous Webcast and Teleconference Replay— Tellabs will host an investor teleconference at 7 a.m. Central time today to discuss its second-quarter 2004 results. Internet users can hear a simultaneous webcast of the teleconference at tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 9 a.m. Central time today, until 9 a.m. Central time on Friday, July 23 at 800-633-8284. (Outside the United States, call 402-977-9140.) When prompted, enter the Tellabs reservation number: 21201826.

Tellabs (NASDAQ: TLAB) delivers technology that transforms the way the world communicates™. Tellabs experts design, develop, deploy and support our solutions for telecom service providers in more than 100 countries. More than two-thirds of telephone calls and Internet sessions in several countries, including the United States, flow through Tellabs equipment. Our product portfolio provides solutions in next-generation optical networking, managed access, carrier-class data, voice quality enhancement and cable telephony. For details, see www.tellabs.com.

_________________

Forward-Looking Statements— Additional Information and Where to Find It

This communication is not a solicitation of a proxy from any security holder of Tellabs, Inc. or Advanced Fibre Communications, Inc. Tellabs, Inc. has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (File No. 333-116794) which contains a Preliminary Joint Proxy Statement/Prospectus. Tellabs, Inc. and Advanced Fibre Communications, Inc. expect to mail a Definitive Joint Proxy Statement/Prospectus to their respective stockholders concerning the proposed merger of Advanced Fibre Communications, Inc. with a subsidiary of Tellabs, Inc. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by Tellabs, Inc. will be available free of charge from Tellabs Investor Relations, 1415 West Diehl Road, Naperville, IL 60563, 630-798-8800. Documents filed with the SEC by Advanced Fibre Communications, Inc. will be available free of charge from Advanced Fibre Communications Investor Relations, 1465 North McDowell Blvd., Petaluma, CA, USA 94954, 707-792-3500.

Interest of Certain Persons in the Merger.

Tellabs, Inc. and Advanced Fibre Communications, Inc., and their respective directors and executive officers and other members of their management and employees, may be deemed to be participants in the solicitation of proxies from the stockholders of Tellabs, Inc. and Advanced Fibre Communications, Inc. in connection with the merger. The directors and executive officers of Tellabs, Inc. and Advanced Fibre Communications, Inc. have interests in the merger, some of which may differ from, or may be in addition to, those of the respective stockholders of Tellabs, Inc. and Advanced Fibre Communications, Inc. generally. Those interests will be described in greater detail in the Definitive Joint Proxy Statement/Prospectus with respect to the merger, which may include potential membership on the Tellabs, Inc. Board of Directors, option and stock holdings and indemnification. Information about the directors and executive officers of Tellabs, Inc. and their ownership of Tellabs, Inc. stock is set forth in the proxy statement for Tellabs, Inc.‘s 2004 annual meeting of stockholders. Information about the directors and executive officers of Advanced Fibre Communications, Inc. and their ownership of Advanced Fibre Communications, Inc. stock is set forth in the proxy statement for Advanced Fibre Communications, Inc.‘s 2004 annual meeting of stockholders. Investors may obtain additional information regarding the interests of the participants by reading the joint proxy statement/prospectus.

NOTICE TO INVESTORS, PROSPECTIVE INVESTORS AND THE INVESTMENT COMMUNITY--CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release regarding the proposed merger of Tellabs, Inc. and Advanced Fibre Communications, Inc. which are not historical facts, including the anticipated timing of the merger, are “forward-looking statements.” Forward-looking statements are not guarantees of future events or performance and involve risks, uncertainties and other factors that may cause actual events and either company’s actual performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those statements. Actual events and either company’s actual future results could differ materially from those predicted in such forward-looking statements. Investors and security holders are cautioned not to place undue reliance on these forward-looking statement and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements.

Important factors upon which the forward-looking statements presented in this release are premised include: (a) receipt of regulatory and stockholder approvals without unexpected delays or conditions and fulfillment of all other contractual conditions to the closing of the merger; (b) timely implementations and execution of merger integration plans; (c) retention of customers and critical employees; (d) economic changes impacting the telecommunications industry; (e) successfully leveraging Tellabs/Advanced Fibre Communications’ comprehensive product offering to the combined customer base; (f) the financial condition of telecommunication service providers and equipment vendors, including any impact of bankruptcies; (g) the impact of customer and vendor consolidation; (h) successfully introducing new technologies and products ahead of competitors; (i) successful management of any impact from slowing economic conditions or customer demand; and (j) protection and access to intellectual property, patents and technology. In addition, the ability of Tellabs/Advanced Fibre Communications to achieve the expected revenues, accretion and synergy savings also will be affected by the effects of competition (in particular the response to the proposed transaction in the marketplace), the effects of general economic and other factors beyond the control of Tellabs/Advanced Fibre Communications, and other risks and uncertainties described from time to time in Tellabs/Advanced Fibre Communications’ public filings with the Securities and Exchange Commission. Tellabs and Advanced Fibre Communications disclaim any intention or obligation to update or revise any forward-looking statements.

Tellabs®,® and Technology that Transforms the Way the World Communicates™ are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

TELLABS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
(In millions, except per-share data)	7/2/04	6/27/03	7/2/04	6/27/03

Revenue
Product and other	$ 263.5	$ 195.1	$ 495.6	$ 381.8
Services	40.8	39.0	72.5	74.8

	304.3	234.1	568.1	456.6
Cost of Revenue
Product and other	102.1	160.9	190.0	259.6
Services	27.4	28.7	52.8	59.0

	129.5	189.6	242.8	318.6

Gross Profit	174.8	44.5	325.3	138.0

Gross profit as a percentage of revenue	57.4%	19.0%	57.3%	30.2%

Operating expenses
Selling, general and administrative	57.2	58.7	114.9	123.4
Research and development	61.1	74.6	123.0	151.5
Restructuring & other charges	(2.0)	26.1	14.2	26.1
Intangible asset amortization	3.9	2.5	7.8	4.9

	120.2	161.9	259.9	305.9

Operating Earnings/(Loss)	54.6	(117.4)	65.4	(167.9)

Other Income/(Expense)
Interest income	6.4	9.2	12.4	17.9
Interest expense	(0.1)	(0.2)	(0.2)	(0.2)
Other	(1.0)	(1.9)	(2.0)	(3.5)

	5.3	7.1	10.2	14.2

Earnings/(Loss) Before Income Tax	59.9	(110.3)	75.6	(153.7)
Income tax (expense)/benefit	(10.3)	(0.4)	(12.6)	0.1

Net Earnings/(Loss)	$ 49.6	($110.7)	$63.0	($153.6)

Net Earnings/(Loss) Per Share
Basic	$ 0.12	($0.27)	$0.15	($0.37)

Diluted	$ 0.12	($0.27)	$0.15	($0.37)

Average number of common shares outstanding - Basic	416.1	412.5	415.7	412.4

Average number of common shares outstanding - Diluted	420.3	412.5	419.9	412.4

TELLABS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	7/2/04	1/2/04
(In millions, except share amounts)	(Unaudited)

Assets
Current Assets
Cash and cash equivalents	$ 273.6	$ 245.9
Investments in marketable securities	968.0	877.1

	1,241.6	1,123.0
Accounts receivable, net	180.8	196.7
Inventories
Raw materials	13.2	12.5
Work in process	4.2	4.1
Finished goods	38.5	25.2

	55.9	41.8
Income taxes	14.7	22.7
Miscellaneous receivables and other current assets	77.2	114.6

Total Current Assets	1,570.2	1,498.8

Property, Plant and Equipment	548.9	643.6
Less: accumulated depreciation	(269.5)	(327.8)

	279.4	315.8
Goodwill	551.6	552.3
Intangible assets, net	98.2	107.8
Other assets	125.9	132.8

Total Assets	$ 2,625.3	$ 2,607.5

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$ 52.1	$ 47.8
Accrued liabilities	104.7	95.2
Accrued restructuring and other liabilities	25.8	64.8

Total Current Liabilities	182.6	207.8

Long-term restructuring and other liabilities	37.3	44.8
Income taxes	101.8	100.1
Other long-term liabilities	36.1	35.5

Stockholders' Equity
Preferred stock: authorized 5,000,000 shares of $.01 par
value; no shares issued and outstanding	-	-
Common stock: authorized 1,000,000,000 shares of $.01 par
value; 419,463,149 and 417,859,719 shares issued, including
treasury stock	4.2	4.2
Additional paid-in capital	562.5	556.8
Deferred compensation expense	(7.4)	(9.5)
Treasury stock, at cost: 3,250,000 shares	(129.6)	(129.6)
Accumulated other comprehensive income
Cumulative translation adjustment	75.5	94.1
Unrealized net gains on available-for-sale securities	(2.6)	1.4

Total accumulated other comprehensive income	72.9	95.5
Retained earnings	1,764.9	1,701.9

Total Stockholders' Equity	2,267.5	2,219.3

Total Liabilities and Stockholders' Equity	$ 2,625.3	$ 2,607.5

TELLABS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)

	Six Months Ended
(In millions)	7/2/04	6/27/03

Operating Activities
Net Earnings/(Loss)	$ 63.0	$ (153.6)
Adjustments to reconcile net earnings/(loss) to net cash
provided by operating activities:
Restructuring and other charges	10.7	80.4
Depreciation and amortization	40.0	60.6
Gain/(loss) on investments and other	(4.6)	3.7
Net change in assets and liabilities, net of effects from
acquisitions:
Accounts receivable	14.0	60.7
Inventories	(14.8)	23.9
Income tax receivable	15.4	-
Miscellaneous receivables and other current assets	35.9	(26.2)
Long-term assets	(8.4)	8.1
Accounts payable	4.9	(31.0)
Accrued liabilities	21.5	(5.9)
Accrued restructuring and other charges	(40.2)	(45.5)
Income taxes payable	(3.3)	149.1
Long-term liabilities	(3.9)	(0.1)

Net Cash Provided by Operating Activities	130.2	124.2

Investing Activities
Capital expenditures	(18.4)	(11.3)
Disposals of property, plant and equipment	14.2	3.8
Payments for purchases of investments, net	(98.2)	(222.9)
Payments for acquisitions, net of cash acquired	-	(136.6)

Net Cash Used for Investing Activities	(102.4)	(367.0)

Financing Activities
Proceeds from issuance of common stock	3.8	1.2

Net Cash Provided by Financing Activities	3.8	1.2
Effect of Exchange Rate Changes on Cash	(3.9)	35.4

Net Increase/(Decrease) in Cash and Cash Equivalents	27.7	(206.2)
Cash and Cash Equivalents at Beginning of Year	245.9	453.5

Cash and Cash Equivalents at End of Period	$ 273.6	$ 247.3

RESULTS OF OPERATIONS
(In millions of dollars except for percentages and per share amounts)

In May 2004, we entered into a definitive agreement under which we will acquire Advanced Fibre Communications, Inc. (“AFC”), a leader in access, for $1,900.0 in cash and stock. Under the terms of the transaction, which was approved by both companies’ boards of directors, AFC stockholders will receive 1.55 shares of our common stock and $7.00 in cash for each AFC share. Based on our closing stock price of $9.19 per share on May 19, 2004, the date we entered into the merger agreement, this represents $21.24 in value per AFC share, or a total value of $1,900.0. An estimated 136.3 million common shares of our stock will be issued for the acquisition with the cash portion financed with cash on hand. Upon completion of the transaction, our stockholders will own approximately 75% of the company and AFC stockholders will own 25%. This transaction is expected to close during the 4th quarter of 2004 following the required shareholder and regulatory approvals. The merger has been approved by the Federal Trade Commission. See further discussion of this transaction in our Form S-4 filing with the Securities and Exchange Commission dated June 23, 2004.

During the second quarter, we saw a continuation of our first quarter momentum which led to higher second quarter and year-to-date net earnings compared to the same periods in 2003. This increase in net earnings for both the quarter and year-to-date period was due to higher revenue, improved margins and lower operating expenses.

The following is a comparison of selected financial information for the quarter and year-to-date periods ended July 2, 2004 and June 27, 2003:

	Periods Ended		Periods Ended
	July 2, 2004		June 27, 2003		Change

	Quarter	Year-to-Date	Quarter	Year-to-Date	Quarter	Year-to-Date

Revenue	$304.3	$568.1	$234.1	$456.6	$70.2 or 30%	$111.5 or 24%

Gross profit	174.8	325.3	44.5	138.0	$130.3	$187.3

Margin	57.4%	57.3%	19.0%	30.2%	38 ppts.	27 ppts.

Operating expenses,
before restructuring and
other charges	$122.2	$245.7	$135.8	$279.8	($13.6) or (10%)	($34.1) or (12%)

Restructuring and other
charges/(credits)	(2.0)	14.2	26.1	26.1	($28.1) or (108%)	($11.9) or (46%)

Total operating expenses	120.2	259.9	161.9	305.9	($41.7) or (26%)	($46.0) or (15%)

Other income/(expense)	5.3	10.2	7.1	14.2	($1.8) or (25%)	($4.0) or (28%)

Income tax (expense)/benefit	(10.3)	(12.6)	(0.4)	0.1	N/M	N/M

Net earnings/(loss)	$49.6	$63.0	($110.7)	($153.6)	$160.3 or 145%	$216.6 or 141%

Diluted earnings/(loss) per share	$0.12	$0.15	($0.27)	($0.37)	$0.39 or 144%	$0.52 or 141%

Effective tax expense/(benefit) rate	17%	17%	N/M	N/M	17 ppts.	17 ppts.

Note: The term "N/M" means not meaningful and the term "N/A" means not applicable.

The following is a comparison of product-group revenue by quarter and year-to-date periods ended July 2, 2004 and June 27, 2003:

	Periods Ended		Periods Ended
	July 2, 2004		June 27, 2003		Change

	Quarter	Year-to-Date	Quarter	Year-to-Date	Quarter	Year-to-Date

Transport	$161.3	$295.2	$92.7	$197.2	$68.6 or 74%	$98.0 or 50%

Managed Access	76.4	145.8	84.7	158.2	($8.3) or (10%)	($12.4) or (8%)

Broadband Data	1.8	5.7	-	-	N/A	N/A

Voice Quality Enhancement	24.1	48.9	17.7	26.4	$6.4 or 36%	$22.5 or 85%

Services and Solutions	40.7	72.5	39.0	74.8	$1.7 or 4%	($2.3) or (3%)

Total	$304.3	$568.1	$234.1	$456.6	$70.2 or 30%	$111.5 or 24%

Percentage of Revenue from North America	70%	68%	61%	63%	9 ppts.	5 ppts.

Revenue

During the quarter we continued to experience growing demand from our wireless customers in North America as they build out their infrastructure in response to increasing demand from end-users. This is reflected in sales of our Transport products, particularly our Tellabs ® 5500 systems, which increased 85% over the year-ago quarter and year-to-date increased 63% over the same period last year. Wireless customers in North America made up approximately 65% of our Tellabs® 5500 revenue in the quarter, up from approximately 38% in the year ago quarter and 53% in the first quarter of 2004. Sales to wireless carriers, both in North America and International, also drove the growth in our voice quality enhancement products. We do not have sufficient visibility to either end-user growth trends for wireless services and/or capital spending plans by our wireless customers to estimate the longevity of this growth.

Revenue from Managed Access products decreased $8.3 and $12.4 in the second quarter and first half of 2004, respectively, compared with the same periods in 2003. The decrease in revenue from these products was due to lower sales of circuit-switched cable telephony products.

Revenue from Broadband Data products, Tellabs ® 8800 systems, was $1.8 and $5.7 in the second quarter and first half of 2004. These products were not offered in the first half of 2003.

Revenue from Services and Solutions increased $1.7 and decreased $2.3 in the second quarter and first half of 2004, respectively, compared with the same periods in 2003. The historical relationship between our Services and Solutions revenue and product revenue has been changing as a result of changes in product mix. For example, Tellabs® 5500 sales of new product systems and of electrical port bays, which require more installation time than individual port cards and optical port bays, have become a smaller percentage of product revenue. We expect this trend to continue into the foreseeable future.

Gross Profit

Margins increased 38 percentage points and 27 percentage points in the second quarter and first half of 2004, respectively, compared with the same periods in 2003. The increase was primarily due to a decrease in charges for excess and obsolete inventories and excess purchase commitments (charges were $54.3 million in the second quarter and year-to-date periods of 2003, $5.7 in the second quarter of 2004 and a credit of $3.5 year-to-date in 2004) and the benefits of outsourcing our manufacturing operations.

Operating Expenses

Total operating expenses decreased $41.7 and $46.0 in the second quarter and first half of 2004, respectively, compared with the same periods in 2003. The decrease was due to a decline in restructuring and other charges of $28.1 and $11.9 for the second quarter and first half of 2004, respectively, compared to that in the same periods of 2003, reduced expenses due to prior restructuring activities and continued focus on cost control.

Other Income/Expense

Interest income decreased $2.8 and $5.5 in the second quarter and first half of 2004, respectively, compared with the same periods in 2003, as the impact of lower prevailing interest rates offset higher levels of cash and cash equivalents and marketable securities during the second quarter and first half of 2004.

Effective Tax Rate

The effective tax rate for both the second quarter and first half of 2004 was 17%, compared with a minimal provision and benefit in the comparable periods of 2003. The increase in the tax rate for the second quarter and first half of 2004 reflects a tax benefit from the utilization of domestic net operating loss carry-forwards and an increase in the tax provision from our international operations. The tax rate for the second quarter and first half of 2003 reflected the absence of a tax benefit for operating losses incurred primarily in the United States and a small tax benefit from our international operations.

Financial Condition, Liquidity and Capital Resources

Our principal source of liquidity remained our cash and cash equivalents and investments in marketable securities, which increased by $118.6 since the end of fiscal 2003. The increase was primarily due to cash generated by operating activities.

We believe that the current level of working capital, particularly cash and short-term investments, is sufficient to meet our normal operating requirements for the foreseeable future. Further, we believe that sufficient resources exist to support our future growth and strategic needs. Future sources of working capital may be from cash-on-hand, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these alternatives.

Our current policy is to retain our earnings to provide funds for operating and expanding our business. We do not anticipate paying a cash dividend in the foreseeable future.

TELLABS, INC.
NON-GAAP RESULTS OF OPERATIONS (1)
(Unaudited)

	Three Months Ended		Six Months Ended
(In millions, except per-share data)	7/2/04	6/27/03	Change	7/2/04	6/27/03	Change

Revenue
Product and other	$ 263.5	$ 195.1		$ 495.6	$ 381.8
Services	40.8	39.0		72.5	74.8

	304.3	234.1	30.0%	568.1	456.6	24.4%
Cost of Revenue
Product and other	96.4	106.6		193.5	205.3
Services	27.4	28.7		52.8	59.0

	123.8	135.3		246.3	264.3

Gross Profit	180.5	98.8	82.7%	321.8	192.3	67.3%

Gross profit as a percentage of revenue	59.3%	42.2%	17.1%	56.6%	42.1%	14.5%

Operating expenses
Selling, general and administrative	57.2	58.7		114.9	123.4
Research and development	61.1	74.6		123.0	151.5
Restructuring & other charges	-	-		-	-
Intangible asset amortization	3.9	2.5		7.8	4.9

	122.2	135.8		245.7	279.8

Operating Earnings/(Loss)	58.3	(37.0)		76.1	(87.5)

Other Income/(Expense)
Interest income	6.4	9.2		12.4	17.9
Interest expense	(0.1)	(0.2)		(0.2)	(0.2)
Other	(1.0)	(1.9)		(2.0)	(3.5)

	5.3	7.1		10.2	14.2

Earnings/(Loss) Before Income Tax	63.6	(29.9)		86.3	(73.3)
Income tax (expense)/benefit	(10.5)	(1.4)		(13.5)	(0.9)

Net Earnings/(Loss)	$ 53.1	($31.3)		$72.8	($74.2)

Net Earnings/(Loss) Per Share
Basic	$ 0.13	($0.08)		$0.18	($0.18)

Diluted	$ 0.13	($0.08)		$0.17	($0.18)

Average number of common shares outstanding - Basic	416.1	412.5		415.7	412.4

Average number of common shares outstanding - Diluted	420.3	412.5		419.9	412.4

(1) In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Tellabs, Inc. provides non-GAAP results of operations as additional information for its operating results. These measures are not in accordance with, or an alternative for, GAAP and may be different from measures used by other companies. The non-GAAP results of operations eliminate certain items of expenses and losses from cost of goods sold, operating expenses and other income and expenses. The Company's management believes that this presentation allows investors to evaluate the current operational and financial performance of the Company's core business as an indicator of future operational and financial performance. The Company's management uses these measures for reviewing its financial results and for business planning and performance. Tellabs, Inc.'s management discloses this information externally along with a complete reconciliation of their comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. Furthermore, while some of these items have been periodically reported in Tellabs, Inc.'s results of operations, including significant restructuring and other charges, their occurrence in future periods is dependent upon future business and economic factors, among other evaluation criteria, and may frequently be beyond the control of management.

See the attached schedule disclosing the adjustments made to the above non-GAAP results of operations.

TELLABS, INC.
RECONCILIATION OF NON-GAAP ADJUSTMENTS
(Amounts in millions, except per-share data)
(Unaudited

	Three Months Ended 07/02/04 (a)			Six Months Ended 07/02/04 (b)
	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP

Cost of Goods Sold	129.5	(5.7)	123.8	242.8	3.5	246.3

Gross Profit	174.8	5.7	180.5	325.3	(3.5)	321.8

Total Operating Expenses	120.2	2.0	122.2	259.9	(14.2)	245.7

Income Tax (Expense)/Benefit	(10.3)	(0.2)	(10.5)	(12.6)	(0.9)	(13.5)

Net Earnings/(Loss)	49.6	3.5	53.1	63.0	9.8	72.8

Net Earnings/(Loss) Per Share - Basic	$0.12	$0.01	$0.13	$0.15	$0.03	$0.18
Net Earnings/(Loss) Per Share - Diluted	$0.12	$0.01	$0.13	$0.15	$0.02	$0.17

	Three Months Ended 06/27/03 (c)			Six Months Ended 06/27/03 (c)
	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP

Cost of Goods Sold	189.6	(54.3)	135.3	318.6	(54.3)	264.3

Gross Profit	44.5	54.3	98.8	138.0	54.3	192.3

Total Operating Expenses	161.9	(26.1)	135.8	305.9	(26.1)	279.8

Income Tax (Expense)/Benefit	(0.4)	(1.0)	(1.4)	0.1	(1.0)	(0.9)

Net Earnings/(Loss)	(110.7)	79.4	(31.3)	(153.6)	79.4	(74.2)

Net Earnings/(Loss) Per Share - Basic	($0.27)	$0.19	($0.08)	($0.37)	$0.19	($0.18)
Net Earnings/(Loss) Per Share - Diluted	($0.27)	$0.19	($0.08)	($0.37)	$0.19	($0.18)

(a)	The $5.7 million charge to Cost of Goods Sold reflects costs associated with the outsourcing of both US and Finland manufacturing operations: $4.5 million charge for loss on the sale of the North American manufacturing facilities, and $1.2 million charge for manufacturing transition costs for Finland manufacturing outsourcing.

The $2.0 million credit within Operating Expenses reflects $0.9 million charge for severance and related charges, $0.6 million charge for the write-down of assets disposed of or held for sale, and $0.3 million charge for costs related to excess facilities; offset by $1.9 million reversal of excess facilities reserves that are no longer required, $1.2 million reversal of severance reserves recorded in prior periods that are no longer required, and $0.7 million reversal for proceeds received on sales of fixed assets in excess of original estimates.

(b)	The $3.5 million credit to Cost of Goods Sold reflects $4.5 million charge for loss on the sale of the North American manufacturing facilities, and $4.0 million charge in costs associated with the outsourcing of Finland manufacturing operations; offset by a $12.0 million reversal of a prior accrual for excess purchase commitments due to a favorable settlement. Charges for Finland manufacturing outsourcing were $2.3 million for inventory adjustments and $1.7 million for transition costs.

The $14.2 million charge within Operating Expenses represents $5.0 million charge for severance and related payments, $13.2 million charge for the write-down of assets disposed of or held for sale, $1.7 million charge for facilities consolidation expenses, and $2.4 million charge for other obligations; partially offset by a $5.0 million reversal of previously recorded expense relating to estimated salvage value on fixed asset disposals, $1.9 million reversal of excess facilities reserves that are no longer required, and $1.2 million reversal of severance reserves recorded in prior periods that are no longer required.

(c)	The $54.3 million charge to Cost of Goods Sold reflects accruals of $33.4 million for excess & obsolete inventories and $20.9 million for excess purchase commitments.

The $26.1 million charge to Operating Expenses represents accruals of $15.0 million for severance payments; $14.7 million for the write-down of assets held for sale or to be disposed of; and $2.8 million for facilities closures and miscellaneous software licenses; partially offset by a $6.4 million reversal of previously recorded restructuring costs relating to severance and estimated salvage value on asset disposals.